Exhibit 10.2

Convertible Promissory Note

Date:

July 2, 2009

Principal Amount:

US$100,000

FOR VALUE RECEIVED Rival Technologies Inc. (herein called “Rival”) hereby promises to pay to Epsom Investment Services NV (herein called “Epsom”). The principal sum of US$100,000, with interest thereon of then percent (10%) per annum calculated annually. Principal and interest are due and will be paid ON DEMAND.

Notice of demand or presentment for payment are hereby waived. Rival may repay the principal and interest at any time without penalty.

Epsom may, at any time during the term hereof, choose to convert any or all of the principal and interest outstanding to common stock in Rival by providing written notice of conversion to its principal office in Las Vegas, Nevada (by fax or letter). The conversion price shall be the closing market value of Rival stock on the last trading day prior to the date Epsom provides Rival with notices.

Rival Technologies Inc.

/s/Douglas Thomas

Per: Douglas Thomas, CEO